Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Advanta Bank Corp.:
We consent to the incorporation by reference in the registration statement (No. 333–141065) on Form S-3/A and in the related Prospectus of Advanta Business Card Master Trust of our attestation report dated February 29, 2008 with respect to the Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas’ (collectively the “Company”) assessment of compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for its servicing activities relating to publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities issued on or after January 1, 2006, for which the Company provides trustee, securities administration, paying agent or custodian services, excluding any publicly issued transactions, sponsored or issued by any government sponsored entity (the Platform), except for servicing criteria 1122(d)(2)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform as of and for the twelve months ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Advanta Business Card Master Trust.
/s/ KPMG LLP
Chicago, Illinois
March 27, 2008